PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JUNE 14, 1999                     REGISTRATION NO. 333-75865


                             SOLECTRON CORPORATION


                                 $1,656,000,000
         LIQUID YIELD OPTION(TM) NOTES (ZERO COUPON -- SENIOR) DUE 2019
                                      AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE LYONs


     This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of Liquid Yield Option(TM) Notes (Zero Coupon -- Senior) due 2019 (the "LYONs") of Solectron Corporation (the "Company") and the shares of Common Stock, par value of $.001 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

     This Prospectus Supplement should be read in conjunction with the Prospectus dated June 14, 1999, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in the Prospectus Supplement shall have the meanings given them in the Prospectus.

     The table below sets forth information as of the date hereof about the principal amount at maturity of the LYONs and the underlying common stock beneficially owned by each Selling Securityholder of the LYONs that may be offered using this prospectus. All information concerning beneficial ownership has been furnished by the Selling Securityholders.

                                                          Principal Amount
                                                           at Maturity of
                                                              LYONs                                Number of
                                                           Beneficially       Percentage of        Shares of         Percentage of
                                                              Owned               LYONs           Common Stock        Common Stock
                        Name                             That May Be Sold      Outstanding      That May Be Sold     Outstanding(2)
                        ----                             ----------------     -------------     ----------------     --------------
Arkansas PERS                                                $4,240,000             *                31,681                *
Bear, Stearns & Co. Inc.                                     $2,000,000             *                14,944                *
Credit Suisse First Boston Corporation                       $1,000,000             *                 7,472                *
Fidelity Devonshire Trust: Fidelity Equity-Income Fund      $31,370,000            1.9%             234,397                *
Fidelity Management Trust Company on behalf of
 accounts managed by it                                      $2,180,000             *                16,289                *
Forest Alternative Strategies Fund II LP Series A5I            $125,000             *                   934                *
Forest Alternative Strategies Fund II LP Series A5M             $30,000             *                   224                *
Forest Fulcrum Fund LP                                       $1,700,000             *                12,702                *
Forest Global Convertible Fund Series A-5                    $2,300,000             *                17,186                *
FSA, Inc.                                                    $1,000,000             *                 7,472                *
GLG Market Neutral Fund                                     $10,000,000             *                74,720                *
Island Insurance Convertible Account                           $370,000             *                 2,765                *
Kerr-McGee Corporation                                       $4,100,000             *                30,635                *
Lehman Brothers Inc.                                         $2,500,000             *                18,680                *
LLT Limited                                                    $100,000             *                   747                *
Lyxor Asset Management S.A. c/o Forest Investment
  Management LLC                                               $745,000             *                 5,567                *
Nalco Chemical Company                                         $820,000             *                 6,127                *
Nomura Securities International Inc.                         $6,000,000             *                37,380                *
Pilgrim Convertible Fund                                     $9,535,000             *                71,246                *
PRIM Board                                                   $6,940,000             *                51,858                *
Salomon SmithBarney Inc                                      $1,000,000             *                 7,472                *
Southern Farm Bureau Life Insurance-FRIC                     $2,100,000             *                15,691                *
Starvest Managed Portfolio                                     $350,000             *                 2,615                *
State of Oregon Equity                                      $18,000,000            1.1%             134,486                *
Variable Insurance Products Fund: Equity-Income Portfolio   $15,490,000             *               115,741                *

 *  Less than 1%

(1) Assumes conversion of all of the holder's LYONs at a conversion rate of
    7.472 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs -- Conversion Right." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 253,032,261 shares of common stock outstanding as of June 9, 1999. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

                                ---------------

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

                                ---------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
            AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
               SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                ---------------

            The date of this Prospectus Supplement is July 28, 1999.

------------

(TM) Trademark of Merrill Lynch & Co.